Exhibit 99.1

Edwards Lifesciences Corporation One Edwards Way · Irvine, CA USA · 92614 Phone: 949.250.2500 · Fax: 949.250.2525 www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact:  Sarah Huoh, 949-250-5070
Investor Contact:  David K. Erickson, 949-250-6826

EDWARDS LIFESCIENCES REPORTS FIRST QUARTER RESULTS

•THV Performance Drove Sales Growth of 13%, Underlying Sales Grew 21%
•Full Year 2015 Non-GAAP EPS Guidance Narrowed to $4.10 to $4.30

IRVINE, Calif., April 23, 2015 — Edwards Lifesciences Corporation (NYSE: EW), the global leader in the science of heart valves and hemodynamic monitoring, today reported net income for the quarter ended March 31, 2015 of $123.4 million, or $1.12 per diluted share.  Net income for the same period a year earlier was $60.3 million, or $0.56 per diluted share, and non-GAAP net income was $82.1 million, or $0.76 per diluted share.

 Net sales for the quarter ended March 31, 2015 increased 13.0 percent to $590.3 million compared to the same period last year.  Underlying1 sales grew 21 percent.  U.S. and international segment sales for the first quarter were $283.5 million and $306.8 million, respectively.

“For the quarter, we experienced strong performance across all product lines and regions, again led by significant growth in transcatheter heart valves sales,” said Michael A. Mussallem, chairman and CEO. “Our newest innovative products helped us strengthen our global leadership positions and, most importantly, we believe even more patients with serious needs are benefiting from our technologies than ever before.”

Sales Results

For the first quarter, the company reported Transcatheter Heart Valve Therapy (THV) sales of $268.5 million, a 42 percent growth rate over the first quarter last year.  On an underlying basis, THV sales grew 51 percent driven by continuing strong procedure growth in all major geographies and sales of new innovative products. Globally, average selling prices remained stable.

In the U.S., THV sales for the quarter, including royalties, were $130.8 million, representing growth of 84.0 percent over the year ago period. On an underlying basis, sales grew 67.3 percent. International THV sales were $137.7 million, representing 16.6 percent growth.

“Outside the U.S., THV sales grew 38 percent on an underlying basis during the quarter, once again driven by strong procedure growth in Europe and the ongoing launch in Japan,” said Mussallem. “While we expect this procedure growth rate to slow and competition to build, we continue to believe there are large numbers of untreated patients who can benefit from transcatheter aortic valve replacement therapy.”

 Surgical Heart Valve Therapy product group sales for the quarter were $196.9 million. Sales decreased 2.8 percent over the first quarter last year, and increased 4.8 percent on an underlying basis.

"While our SAPIEN family of transcatheter valves grew rapidly, we continued to see solid unit growth of our surgical valve portfolio," said Mussallem. A favorable product mix also contributed to a slightly higher overall average selling price.

Critical Care product group sales were $124.9 million for the quarter, representing a decrease of 4.4 percent versus last year, or an increase of 3.1 percent on an underlying basis.  Usage of Enhanced Surgical Recovery products, including FloTrac and ClearSight, grew approximately 20 percent.

Additional Operating Results

 For the quarter, the company’s gross profit margin was 77.0 percent, compared to 72.1 percent in the same period last year. This increase was driven primarily by a positive impact from foreign exchange. Last year’s THV product exchange and a more profitable product mix this year also contributed to the increase. At current rates, as the favorable hedge contracts expire, the company expects this rate to decline in 2016.

 Selling, general and administrative expenses were $202.5 million for the quarter, or 34.3 percent of sales. The company expects SG&A, excluding special items, to be between 35 and 36 percent of sales for the full year.

 Research and development investments for the quarter were $86.4 million compared to $85.8 million in the prior year period.  Although Edwards continued to invest heavily in transcatheter valve programs, expenses were lower than anticipated as certain THV clinical expenses expected in the first quarter are now expected to occur in the second.

 Cash flow from operating activities for the quarter was $73.3 million. After capital spending of $20.8 million, free cash flow was $52.5 million.

 Cash, cash equivalents and short-term investments totaled $1.4 billion at March 31, 2015.  Total debt was $602.7 million.

Outlook

The company now expects full year 2015 total sales to be within its original guidance of $2.3 billion to $2.5 billion.  The company narrowed its guidance for full year 2015 diluted earnings per share, excluding special items, to a range of $4.10 to $4.30, from its previous range of $4.00 to $4.30.  For the second quarter of 2015, at current foreign exchange rates, the company projects total sales to be between $580 million and $620 million, and diluted earnings per share, excluding special items, to be between $1.00 and $1.10.

 “We are very pleased with the strong start to the year as we continue to focus on driving growth with leading innovative technologies," said Mussallem. "Our foundation of leadership, coupled with a robust product pipeline, positions us well for continued longer-term success and greater shareholder value. We are confident in our outlook for continued strong sales growth and remain passionate about helping more patients around the world."

About Edwards Lifesciences

Edwards Lifesciences is the global leader in the science of heart valves and hemodynamic monitoring.  Driven by a passion to help patients, the company partners with clinicians to develop innovative technologies in the areas of structural heart disease and critical care monitoring, enabling them to save and enhance lives. Additional company information can be found at www.edwards.com.

Conference Call and Webcast Information

Edwards Lifesciences will be hosting a conference call today at 2:00 p.m. PT to discuss its first quarter results.  To participate in the conference call, dial (877) 407-8037 or (201) 689-8037.  For 72 hours following the call, an audio replay can be accessed by dialing (877) 660-6853 or (201) 612-7415 and using conference number 13605453.  The call will also be available via live or archived webcast on the “Investor Relations” section of the Edwards web site at ir.edwards.com or www.edwards.com. A live stream and archived replay can also be accessed via mobile devices by downloading Edwards’ IR App for iPhone and iPad or Android.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements can sometimes be identified by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “guidance,” “outlook,” “optimistic,” “aspire,” “confident” or other forms of these words or similar expressions and include, but are not limited to, statements made by Mr. Mussallem, information in the Outlook section and the company’s financial guidance. Forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain and difficult to predict. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If the company does update or correct one or more of these statements, investors and others should not conclude that the company will make additional updates or corrections.

Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements. Factors that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements include uncertainties associated with the rate of adoption of TAVR therapy; timing and effectiveness of new product launches; competitive dynamics, particularly in the TAVR segment; the timing and extent of regulatory approvals and reimbursement levels for our products; the company’s success in developing new products, and avoiding manufacturing and quality issues; the impact of currency exchange rates and currency hedge contracts; the timing or results of pending or future clinical trials; actions by the U.S. Food and Drug Administration and other regulatory agencies; unexpected litigation results or expenses; and other risks detailed in the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2014, which are available at edwards.com.

Edwards, Edwards Lifesciences, the stylized E logo, ClearSight, Enhanced Surgical Recovery, FloTrac, Edwards SAPIEN, SAPIEN, SAPIEN XT, and SAPIEN 3 are trademarks of Edwards Lifesciences Corporation. All other trademarks are the property of their respective owners.

[1]
“Underlying” amounts are non-GAAP items and in this press release exclude foreign exchange fluctuations and the THV sales return reserve. See the Non-GAAP Financial Information page and reconciliation tables below.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended March 31,
	2015	2014
Net sales	$590.3	$522.4
Cost of sales	136.0	145.9

Gross profit	454.3	376.5

Selling, general, and administrative expenses	202.5	197.2
Research and development expenses	86.4	85.8
Intellectual property litigation expense, net	0.3	5.5
Special charge	—	7.5
Interest expense, net	2.4	3.5
Other expense (income), net	0.2	(0.3)

Income before provision for income taxes	162.5	77.3

Provision for income taxes	39.1	17.0

Net income	$123.4	$60.3

Earnings per share:
Basic	$1.14	$0.57
Diluted	$1.12	$0.56

Weighted-average common shares outstanding:
Basic	107.8	106.7
Diluted	110.3	108.5

Operating Statistics
As a percentage of net sales:
Gross profit	77.0%	72.1%
Selling, general, and administrative expenses	34.3%	37.7%
Research and development expenses	14.6%	16.4%
Income before provision for income taxes	27.5%	14.8%
Net income	20.9%	11.5%

Effective tax rate	24.1%	22.0%

Note: Numbers may not calculate due to rounding.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Balance Sheets
(in millions)

	March 31, 2015	December 31, 2014
ASSETS

Current assets
Cash and cash equivalents	$457.0	$653.8
Short-term investments	913.8	785.0
Accounts and other receivables, net	345.3	325.0
Inventories, net	298.5	296.8
Deferred income taxes	57.0	63.5
Prepaid expenses	44.8	48.8
Other current assets	138.4	121.7
Total current assets	2,254.8	2,294.6

Long-term accounts receivable, net	5.7	5.8
Long-term investments	255.6	240.9
Property, plant, and equipment, net	445.1	442.9
Goodwill	368.4	376.0
Other intangible assets, net	20.5	23.4
Deferred income taxes	84.9	91.5
Other assets	53.4	49.2

Total assets	$3,488.4	$3,524.3

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$405.3	$434.4

Long-term debt	602.7	598.1
Other long-term liabilities	266.5	300.4

Stockholders’ equity
Common stock	129.4	128.9
Additional paid-in capital	925.0	878.4
Retained earnings	2,965.3	2,841.9
Accumulated other comprehensive loss	(147.9)	(100.9)
Treasury stock, at cost	(1,657.9)	(1,556.9)
Total stockholders’ equity	2,213.9	2,191.4

Total liabilities and stockholders’ equity	$3,488.4	$3,524.3

EDWARDS LIFESCIENCES CORPORATION
Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures. The Company uses the term “underlying” when referring to non-GAAP sales information, which excludes foreign exchange fluctuations, adjustments for discontinued and acquired products, and sales return reserves associated with transcatheter heart valve therapy ("THV") product upgrades, and “excluding special items” to also exclude gains and losses from special items such as significant investments, litigation, and business development transactions. Guidance for sales and sales growth rates is provided on an "underlying basis," and projections for diluted earnings per share, net income and growth, gross profit margin, taxes, and free cash flow are also provided on the same non-GAAP (or “excluding special items”) basis due to the inherent difficulty in forecasting such items. The Company is not able to provide a reconciliation of these non-GAAP items to expected reported results due to the unknown effect, timing, and potential significance of special charges or gains, and management's inability to forecast charges associated with future transactions and initiatives. Management does not consider the excluded items or adjustments as part of day-to-day business or reflective of the core operational activities of the Company as they result from transactions outside the ordinary course of business.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results, and evaluating current performance. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company's core operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting the Company's business. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.

The items described below are adjustments to the GAAP financial results in the reconciliations that follow:

THV Sales Return Reserve and Related Costs - In the first quarter of 2014, the Company recorded a net sales return reserve and related costs, primarily related to inventory reserves, of $15.6 million, related to estimated THV product returns expected upon introduction of next-generation THV products.

Intellectual Property Litigation Expense, net - The Company incurred intellectual property litigation expenses of $0.3 million and $5.5 million in the first quarter of 2015 and 2014, respectively.

Settlement - The Company recorded a $7.5 million charge in the first quarter of 2014 to settle past and future obligations related to one of its intellectual property agreements.

Foreign Exchange - Fluctuations in exchange rates impact the comparative results and sales growth rates of the Company's underlying business. Management believes that excluding the impact of foreign exchange rate fluctuations from its sales growth provides investors a more meaningful comparison to historical financial results. The impact of foreign exchange rate fluctuations has been detailed in the "Unaudited Reconciliation of Sales by Product Group and Region."

Free Cash Flow - The Company defines free cash flow as cash flows from operating activities less capital expenditures.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Reconciliation of GAAP to Non-GAAP Financial Information
RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

	Three Months Ended March 31,
(in millions, except per share data)	2015	2014
GAAP Net Income	$123.4	$60.3
Growth Rate %	104.6%

Non-GAAP adjustments: (A)

THV sales return reserve and related costs	—	15.6
Intellectual property litigation expense, net	0.3	5.5
Settlement	—	7.5

Provision for income taxes
Tax effect on reconciling items (B)	—	(6.8)

Non-GAAP Net Income	$123.7	$82.1
Growth Rate %	50.7%

RECONCILIATION OF GAAP TO NON-GAAP DILUTED EARNINGS PER SHARE

GAAP Diluted Earnings Per Share	$1.12	$0.56
Growth Rate %	100.0%

Non-GAAP adjustments: (A), (C)

THV sales return reserve and related costs	—	0.10
Intellectual property litigation expense, net	—	0.04
Settlement	—	0.06

Non-GAAP Diluted Earnings Per Share	$1.12	$0.76
Growth Rate %	47.4%

Note: Numbers may not calculate due to rounding.

(A)	See description of “THV Sales Return Reserve and Related Costs,” “Intellectual Property Litigation Expense, net,” and “Settlement” on the Non-GAAP Financial Information page.

(B)
The tax effect on non-GAAP adjustments is calculated based upon the impact of the relevant tax jurisdictions’ statutory tax rates on the Company’s estimated annual effective tax rate, or discrete rate in the quarter, as applicable.

(C)
All amounts are tax effected, calculated based upon the impact of the relevant tax jurisdictions’ statutory tax rates on the Company’s estimated annual effective tax rate, or discrete rate in the quarter, as applicable.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Reconciliation of GAAP to Non-GAAP Financial Information

THV UNITED STATES UNDERLYING SALES GROWTH

	Three Months Ended March 31,
(in millions)	2015	2014
GAAP THV United States Sales	$130.8	$71.1
Adjustment for THV sales returns reserve	—	7.1
THV United States Underlying Sales	$130.8	$78.2
Underlying Growth Rate %	67.3%

THV OUTSIDE THE UNITED STATES UNDERLYING SALES GROWTH

	Three Months Ended March 31,
(in millions)	2015	2014
GAAP THV Outside the United States Sales	$137.7	$118.1
Adjustment for THV sales returns reserve	—	(1.0)
Foreign exchange impact	—	(17.2)
THV Outside the United States Underlying Sales	$137.7	$99.9
Underlying Growth Rate %	37.8%

EDWARDS LIFESCIENCES CORPORATION
Unaudited Reconciliation of Sales by Product Group and Region
($ in millions)

					2014 Adjusted
Sales by Product Group (QTD)	1Q 2015	1Q 2014	Change	GAAP Growth Rate*	Sales Return Reserve	FX Impact	1Q 2014 Underlying Sales	Underlying Growth Rate *
Transcatheter Heart Valve Therapy	$268.5	$189.2	$79.3	41.9%	$6.1	$(17.2)	$178.1	50.8%
Surgical Heart Valve Therapy	196.9	202.6	(5.7)	(2.8)%	—	(14.7)	187.9	4.8%
Critical Care	124.9	130.6	(5.7)	(4.4)%	—	(9.4)	121.2	3.1%
Total Sales	$590.3	$522.4	$67.9	13.0%	$6.1	$(41.3)	$487.2	21.3%

					2014 Adjusted
Sales by Region (QTD)	1Q 2015	1Q 2014	Change	GAAP Growth Rate*	Sales Return Reserve	FX Impact	1Q 2014 Underlying Sales	Underlying Growth Rate *
United States	$283.5	$222.4	$61.1	27.5%	$7.1	$—	$229.5	23.5%
Europe	185.3	180.3	5.0	2.8%	(1.0)	(29.9)	149.4	24.0%
Japan	58.1	58.7	(0.6)	(0.9)%	—	(7.8)	50.9	14.2%
Rest of World	63.4	61.0	2.4	3.8%	—	(3.6)	57.4	10.5%
International	306.8	300.0	6.8	2.3%	(1.0)	(41.3)	257.7	19.5%
Total	$590.3	$522.4	$67.9	13.0%	$6.1	$(41.3)	$487.2	21.3%

* Numbers may not calculate due to rounding.